                      KANSAS CITY SOUTHERN INDUSTRIES, INC.
                            AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                   As of December 31st
                                                               --------------------------------------------------------------
                                                                  1996       1997           1998         1999         2000
                                                               ----------  ----------    -----------  ----------    ---------
Pretax income/(loss) from continuing operations, excluding
equity in  earnings of unconsolidated affilites                $    27.2   $  (141.0)    $     68.0   $    12.0     $   (2.0)


Interest Expense on Indebtedness                                    52.8        53.3           59.6        57.4         65.8

Portion of Rents Representative
 of an Appropriate Interest Factor                                  11.1        17.2           17.8        17.2         16.3


Distributed income of equity investments                               -           -            5.0           -          5.0

                                                               ----------  ----------    -----------  ----------    ---------
  Income (Loss) as Adjusted                                    $    91.1      ($70.5)    $    150.4   $    86.6     $   85.1
                                                               ----------  ----------    -----------  ----------    ---------


Fixed Charges:

Interest Expense on Indebtedness                               $    52.8   $    53.3     $     59.6   $    57.4     $   65.8

Capitalized Interest                                                   -         7.4              -           -            -

Portion of Rents Representative
 of an Appropriate Interest Factor                                  11.1        17.2           17.8        17.2         16.3

                                                               ----------  ----------    -----------  ----------    ---------
  Total Fixed Charges                                          $    63.9   $    77.9     $     77.4   $    74.6     $   82.1
                                                               ----------  ----------    -----------  ----------    ---------

Ratio of Earnings to Fixed Charges                                   1.4           - (a)        1.9         1.2 (b)      1.0
                                                               ==========  ==========    ===========  ==========    =========


                                                                        As of March 31st
                                                                 -----------------------------
                                                                       2000            2001
                                                                 -------------    ------------
Pretax income/(loss) from continuing operations, excluding
equity in  earnings of unconsolidated affilites                  $       3.2      $      (8.1)


Interest Expense on Indebtedness                                        17.5             15.2

Portion of Rents Representative
 of an Appropriate Interest Factor                                      4.2               4.1


Distributed income of equity investments                                  -               3.0

                                                                 -----------      ------------
  Income (Loss) as Adjusted                                      $     24.9        $     14.2
                                                                 -----------      ------------


Fixed Charges:

Interest Expense on Indebtedness                                 $     17.5       $      15.2

Capitalized Interest                                                      -               1.1

Portion of Rents Representative
 of an Appropriate Interest Factor                                      4.2               4.1

                                                                 -----------      ------------
  Total Fixed Charges                                            $     21.7       $      20.4
                                                                 -----------      ------------

Ratio of Earnings to Fixed Charges                                      1.2                 - (c)
                                                                 ===========      ============


Note: Excludes amortization expense on debt discount due to immateriality

     (a) Due to restructuring, asset impairment and other charges of $178.0 million, the 1997 ratio coverage was less than 1:1. The ratio of earnings to fixed charges would have been 1:1 if a deficiency of $148.4 million was eliminated. Excluding the $178.0 million, the ratio for 1997 would have been 1.4x.

     (b) Includes unusual costs and expenses of $12.7 million. Excluding these items, the ratio for 1999 is 1.3x.

     (c) The ratio of earnings to fixed charges would have been 1:1 if a deficiency of $6.2 million was eliminated.